Exhibit 99.B(d)(10)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
AJO, LP (f/k/a Aronson+Johnson-I-Ortiz, LP)

Dated July 1, 2003, as amended October 11, 2005, July 6, 2007, December 17, 2008,
January 10, 2011, June 24, 2011, December 15, 2011, September 20, 2012 and
September 20, 2013

SEI INSTITUTIONAL INVESTMENTS TRUST

Sub-Advisory Services

Large Cap Fund

U.S. Managed Volatility Fund

Sub-Advisory Services Pursuant to a Model Portfolio

Large Cap Diversified Alpha Fund